NEWS FOR IMMEDIATE RELEASE
February 3, 2010
CONTACT: Kristi J. Gravelle
(509) 568 - 7800

Ambassadors Group, Inc. Reports Results for the Fourth Quarter and Full Year 2009

Spokane, WA. – February 3, 2010

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced $0.32 fully diluted per share loss for the fourth quarter of 2009, a 6 percent improvement over $0.34 fully diluted per share loss for the same period one year ago. Net loss was $6.1 million and $6.5 million for the fourth quarter ended December 31, 2009 and 2008, respectively. Comparing the years ended December 31, 2009 and 2008, fully diluted per share earnings increased 11 percent to $1.05 in 2009 from $0.95 in 2008, and net income increased 10 percent to $20.3 million in 2009 from $18.5 million in 2008. Despite travelling 18 percent fewer delegates, operating income for the year increased 18 percent as the Company actively managed its program price, travel cost structures, and operating expenses.

Outlook

As of February 1, 2010, the Company announced that enrolled revenue for 2010 travel programs in comparison to the same date one year ago decreased 21 percent. Enrolled revenue was $171.1 million, driven by the 28,981 net enrolled participants for 2010 travel programs compared to $215.6 million in enrolled revenue on this same day one year ago due to the 36,534 net enrolled participants for 2009 travel programs. The decrease in enrolled revenue year over year is primarily due to the decrease of net enrolled participants.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “The economy created some challenges and opportunities for our company in 2009. The reluctant consumer made growth in gross receipts difficult and led to a decline in our number of delegates, despite aggressive marketing and sales efforts.  At the same time, we were able to expand our gross margin by 6.2 percent due to cost saving opportunities that emerged in assembling our programs. We also focused on expense management in our operating expense line and expanded our operating income by 18 percent.  When these efforts are combined, we were able to generate a year over year increase in net income of $1.8 million, an increase of 10 percent. Earnings per share grew from $0.95 to $1.05.”

“Our balance sheet remains a key strength of our company. We generated $16.1million in operating cash flow in 2009, compared to $24.7 million in 2008.  We distributed $4.6 million in dividends to our shareowners and remained debt free.  We completed the year with $81.2 million in cash and short term investments, compared to $74.4 million at year end 2008.”

“As we enter 2010, we are disappointed that a weak economy persists and is making growth in gross receipts difficult.  Year over year, our enrollments are down 21 percent, although we have narrowed the gap since our last quarterly report. We continue to implement a number of changes to stimulate enrollments and better retain those enrollments that we do have, most of which fall into the category of lead management and customer service. In addition, we did launch our Discovery Student Adventures program to ultimately help us expand our market, although this effort is still in the start-up phase.”

“Personnel and expense management will remain high priorities in 2010.  In January of 2010, we reduced our work force by 3 percent as part of a larger effort to outsource most of our printing, postage and mailing operations in response to significant changes in this environment. By year end, an additional 5 percent of work force is expected to be eliminated as part of this effort to outsource our print production processes.”

“We believe strongly that business is a team effort, and we continue to build the strength of our team. A few weeks ago, Dave Fougere joined our People to People Ambassador Programs team as a Senior Vice President of Product Management. He was formerly President of Cultural Care, a division of EF. Jim Kreyenhagen has been named President of BookRags after leading the international expansion of AllRecipes.com. In addition, Kristi Gravelle continues to perform well as Interim CFO while we evaluate her and other candidates for a longer term solution.”

“We appreciate the support that we have received from our shareowner base while we work through the challenges that this economic environment represents.”

Quarter Ended December 31, 2009

During the fourth quarter of 2009, we traveled 1,794 delegates, a 40 percent decrease from 3,009 delegates traveled during the same quarter one year ago. Gross receipts were $11.2 million in the fourth quarter of 2009 compared to $15.1 million in the fourth quarter of 2008. Gross margin decreased 11 percent, to $5.0 million in the fourth quarter of 2009 from $5.7 million in the same period of 2008. Gross margin as a percentage of gross receipts was 45 percent and 38 percent for the quarters ended December 31, 2009 and 2008, respectively. The decrease in gross receipts and gross margin is due to traveling fewer delegates partially offset by increased program prices and lower travel cost components. In addition, BookRags’ gross receipts and gross margin in both the fourth quarter of 2009 and 2008 were $1.0 million and $0.9 million, respectively.

Operating expenses were $14.3 million in the fourth quarter of 2009 compared to $14.9 million in the fourth quarter of 2008, a decrease of 4 percent. The $0.6 million decrease is primarily due to reduced incentive payouts and marketing costs being spent earlier in 2009. The seasonal operating loss was $9.3 million for the fourth quarter of 2009, compared to a $9.2 million for the fourth quarter of 2008.

Other income for the fourth quarter of 2009 was $0.4 million in comparison to other expense of  $0.2 million in the fourth quarter of 2008. The $0.7 million increase is primarily due to $0.8 million foreign currency loss that was recorded in the fourth quarter of 2008, which is absent in 2009, offset by lower prevailing interest rates.

Year ended December 31, 2009

During the year ended December 31, 2009, we traveled 34,248 delegates, an 18 percent decrease from 41,929 delegates traveled during the year end December 31, 2008. Comparing 2009 and 2008, gross receipts decreased 11 percent to $203.7 million from $229.2 million; however, gross margin increased 6 percent to $83.8 million from $78.9 million, respectively. Gross margin as a percent of gross receipts was 41 percent and 34 percent during 2009 and 2008, respectively. The decrease in gross receipts is primarily due to traveling fewer delegates. The increase in gross margin was due to higher program prices and lower travel cost components. The higher program prices were driven by higher prices in the travel industry in 2008, the result of high fuel prices and constrained capacity. In 2009, the global economic slowdown has reduced travel demand and supplier prices, which enabled us to purchase our travel components at better than expected rates. In addition, BookRags’ year-over-year increase in gross receipts and gross margin is largely due to including a full year of BookRags operations in 2009. Gross receipts and gross margin was $3.3 million and $2.9 million in 2009, respectively, and $1.9 million and $1.7 million in 2008, respectively.

Operating expenses for the year ended December 31, 2009 and 2008 were $53.6 million and $53.4 million, respectively. The $0.2 million increase is primarily due to increased legal and professional costs offset by lower salaries and benefits. Operating income was $30.2 million and $25.5 million for the years ended December 31, 2009 and 2008, respectively, an 18 percent increase.

Other income was $1.1 million for the year ended December 31, 2009, compared to $2.2 million for the year ended December 31, 2008. The decrease in other income is mainly attributable to a $1.0 million decline in interest income due to lower prevailing interest rates.

Balance Sheet and Cash Flow

Total assets at December 31, 2009 were $128.1 million, of which 63 percent, or $81.2 million, were cash and short-term investments. Our deployable cash increased $18.0 million or 60 percent to $47.9 million at the end of the fourth quarter of 2009. Participant deposits were $31.1 million at the end of the fourth quarter of 2009, a 30 percent decrease from one year ago due to the continued overall decline in enrolled participants as well as the large number of travelers enrolled in 2008 for the January 2009 inauguration event.

Cash provided by operations was $16.1 million and $24.7 million during the years ended December 31, 2009 and 2008, respectively. The decrease in 2009 resulted primarily from a decline in participant deposits driven by lower enrollments offset by an increase in net income year over year. Cash used in investing activities was $11.2 million and $16.2 million for the years ended December 31, 2009 and 2008, respectively. The fluctuation is due to an increase in cash used to purchase available-for-sale securities offset by a decline in cash paid for BookRags in 2008. Our free cash flow per share for 2009 decreased 48 percent to $0.53 per share from $1.01 per share in 2008, primarily due to a decline in participant deposits in 2009.

Definitions for deployable cash and free cash flow are noted following the segment operations section.

Cash used in financing activities was $4.3 million and $18.8 million during the years ended December 31, 2009 and 2008, respectively. Financing activities during the year ended 2009 consisted primarily of $4.6 million of cash dividends distributed to our shareholders and $0.6 million of common stock repurchases offset by $0.8 million in proceeds from stock option exercises. For the same period in 2008, $8.8 million of cash dividends were distributed to shareholders and $10.2 million of common stock was repurchased offset by $0.4 million in proceeds from stock option exercises.

The following summarizes our unaudited statements of operations for the quarters and the years ended December 31, 2009 and 2008 (in thousands, except per share amounts).

	UNAUDITED
	Year ended December 31,		Quarter ended December 31,
	2009	2008	2009	2008
Gross receipts	$203,700	$229,157	$11,239	$15,057
Gross margin	$83,804	$78,879	$5,030	$5,674
Operating expenses:
Selling and marketing	39,021	40,842	9,610	11,301
General and administration	14,604	12,568	4,680	3,590
Total operating expenses	53,625	53,410	14,290	14,891

Operating income (loss)	30,179	25,469	(9,260)	(9,217)

Other income (expense)
Interest and dividend income	2,012	3,057	423	562
Foreign currency and other expense	(961)	(811)	—	(791)
Total other income (expense)	1,051	2,246	423	(229)
Income (loss) before tax	31,230	27,715	(8,837)	(9,446)
Income tax (provision) benefit	(10,893)	(9,169)	2,744	2,984
Net income (loss)	$20,337	$18,546	$(6,093)	$(6,462)

Net income (loss) per share — basic (1)	$1.06	$0.97	$(0.32)	$(0.34)
Weighted average shares outstanding – basic	19,105	19,184	19,144	19,028
Net income (loss) per share — diluted (1)	$1.05	$0.95	$(0.32)	$(0.34)
Weighted average shares outstanding – diluted	19,422	19,572	19,144	19,028

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(1)
The Company adopted FSP EITF 03-6-1, as codified in FASB ASC 260-10, on January 1, 2009 and has adjusted earnings per share (“EPS”) accordingly. ASC 260-10 clarifies that unvested share-based payment awards that contain nonforfeitable rights to receive dividends or divided equivalents (whether paid or unpaid) are participating securities, and thus, should be included in the two-class method of computing EPS. Previously reported EPS has also been adjusted retrospectively.

The following summarizes our unaudited balance sheets as of December 31, 2009 and 2008 (in thousands):

	UNAUDITED
	2009	2008
Assets
Cash and cash equivalents	$7,656	$6,989
Available-for-sale securities	73,528	67,436
Foreign currency exchange contracts	1,076	—
Prepaid program cost and expenses	3,175	4,160
Accounts receivable	2,020	1,966
Deferred tax asset	25	2,780
Total current assets	87,480	83,331
Property and equipment, net	29,376	29,148
Available-for-sale securities	1,397	2,100
Deferred tax asset	—	241
Intangibles	2,822	2,404
Goodwill and other long-term assets	7,020	7,053
Total assets	$128,095	$124,277

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$5,188	$4,342
Foreign currency exchange contracts	—	6,641
Participants’ deposits	31,137	44,166
Other liabilities	112	131
Total current liabilities	36,437	55,280
Deferred tax liability	652	—
Foreign currency exchange contracts	—	1,764
Total liabilities	37,089	57,044
Stockholders’ equity	91,006	67,233
Total liabilities and stockholders’ equity	$128,095	$124,277

The following summarizes our unaudited statements of cash flows for the years ended December 31, 2009 and 2008 (in thousands):
	UNAUDITED

	2009	2008
Cash flows from operating activities:
Net income	$20,337	$18,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,364	3,426
Deferred income tax benefit	568	1,034
Stock-based compensation	1,989	2,061
Short-fall (excess) tax benefit from stock-based compensation	(92)	134
(Gain) loss on disposal of property and equipment	428	(25)
Loss on foreign currency contracts	962	759
Change in assets and liabilities:
Accounts receivable and other current assets	(45)	(1,147)
Prepaid program costs and expenses	985	(533)
Accounts payable, accrued expenses, and other current liabilities	(329)	(966)
Participants’ deposits	(13,029)	1,443
Net cash provided by operating activities	16,138	24,732
Cash flows from investing activities:
Net change in available-for-sale securities	(5,323)	(1,610)
Purchase of property and equipment and other	(5,138)	(4,991)
Purchase of intangibles	(726)	(207)
Adjustments to goodwill	(13)	—
Net cash paid for acquisition	—	(9,373)
Net cash used in investing activities	(11,200)	(16,181)
Cash flows from financing activities:
Dividend payment to shareholders	(4,581)	(8,801)
Repurchase of common stock	(609)	(10,156)
Proceeds from exercise of stock options	838	398
Shortfall (excess) tax benefit from stock-based compensation	92	(134)
Capital lease payments and other	(11)	(150)
Net cash used in financing activities	(4,271)	(18,843)
Net increase (decrease) in cash and cash equivalents	667	(10,292)
Cash and cash equivalents, beginning of period	6,989	17,281
Cash and cash equivalents, end of period	$7,656	$6,989

Our operations are organized into two reporting segments, (1) Ambassador Programs and Other, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) BookRags, which provides online research capabilities through book summaries, critical essays, online study guides, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the quarters and year ended December 31, 2009 and 2008, incorporating BookRags, Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

	Year ended December 31,		Quarter ended December 31,
	2009	2008	2009	2008
Gross margin:
Ambassador Programs and Other	$80,893	$77,175	$4,178	$4,793
BookRags (1)	2,911	1,704	852	881
Total consolidated gross margin	$83,804	$78,879	$5,030	$5,674

Operating income (loss):
Ambassador Programs and Other	$28,336	$24,328	$(9,770)	$(9,812)
BookRags (1)	1,843	1,141	510	595
Total operating income (loss)	$30,179	$25,469	$(9,260)	$(9,217)

Assets
Ambassador Programs and Other	$116,344	$113,713
BookRags (1)	11,751	10,564
Total assets	$128,095	$124,277

(1)	BookRags, Inc. was acquired on May 15, 2008, therefore the year ended December 31, 2008 does not represent a full period as it does in 2009.

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), and participant deposits. Free cash flow per share is calculated as net cash provided by operating activities less purchases of property, equipment, and intangibles divided by weighted average diluted shares outstanding. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our unaudited deployable cash as of December 31, 2009 and 2008 (in thousands):

	UNAUDITED
	December 31,
	2009	2008
Cash, cash equivalents and short-term available-for-sale securities	$81,184	$74,425
Prepaid program cost and expenses	3,175	4,160
Less: Participants’ deposits	(31,137)	(44,166)
Less: Accounts payable / accruals / other liabilities	(5,300)	(4,473)
Deployable cash	$47,922	$29,946

The following summarizes our unaudited free cash flow as of December 31, 2009 and 2008 (in thousands):

	UNAUDITED
	December 31,
	2009	2008
Cash flow from operations as reported	$16,138	$24,732
Purchase of property, equipment and intangibles	(5,883)	(5,042)
Free cash flow	$10,255	$19,690
Weighted average shares outstanding	19,422	19,572
Free cash flow per share	$0.53	$1.01

Quarterly conference call and webcast

We will host a conference call to discuss fourth quarter 2009 results of operations on Thursday, February 4, 2010 at 8:30 A.M. Pacific Time. You may join the call by dialing 888-428-9480 then using the pass code: 9412339. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. Replay access will be available beginning February 5, 2010 at 8:30 a.m. until May 5, 2010 at www.ambassadorsgroup.com/EPAX.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at http://www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2009 and proxy statement filed April 6, 2009.